UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

PREVENTION INSURANCE.COM
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PREVENTION INSURANCE.COM
c/o Paragon Capital LP
110 East 59th Street, 22nd Floor
New York, NY 10022

April 7, 2011

To our stockholders:

On January 31, 2011, our board of directors and a stockholder holding a majority of the voting power of Prevention Insurance.com, a Nevada corporation (the “Company”), approved an amendment to our Articles of Incorporation to effect a one for one hundred reverse split of the Company’s common stock and a change in the par value of the authorized capital stock of the Company so that the par value of the Company’s common stock and preferred stock shall equal $0.0001.  Enclosed you will find an information statement providing information to you regarding this corporate action.

The written consent of the majority stockholder assures that the action will occur without your vote.  Your vote is not required to approve the action, and the enclosed information statement is not a request for your vote or a proxy statement.  This information statement is being provided only to inform you of the action that has been taken.

Very truly yours,

Prevention Insurance.com

By:	/s/ Alan P. Donenfeld Alan P. Donenfeld
President

INFORMATION STATEMENT
OF
PREVENTION INSURANCE.COM
c/o Paragon Capital LP
110 East 59th Street, 22th Floor
New York, NY 10022

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

This Information Statement is first being furnished on or about April 7, 2011 to the holders of record as of the close of business on March 25, 2011  (the “Record Date”) of the common stock of Prevention Insurance.com, a Nevada corporation (the “Company”).

The Board of Directors has approved and stockholders owning the equivalent of 71,428,571 shares of the Company’s common stock that are entitled to vote on these actions as of the Record Date have consented in writing to the actions described below. The shares of the Company’s capital stock entitled to vote on these actions are hereinafter referred to as the “Voting Shares”. Such approval and consent constitute the approval and consent of a majority of the total number of the Voting Shares and are sufficient under the Nevada Revised Statutes (NRS) and the Company’s Bylaws to approve the action.  Accordingly, the action will not be submitted to the other stockholders of the Company for a vote.   This Information Statement is being furnished to stockholders of record on the Record Date to provide them with certain information concerning the action in accordance with NRS 78.320 of the Nevada Revised Statutes and the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C.

ACTION BY BOARD OF DIRECTORS AND
CONSENTING STOCKHOLDERS

GENERAL

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the record owners of the Company’s common and preferred stock.

The Company will only deliver one Information Statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address:

Prevention Insurance.com
c/o Paragon Capital LP
110 East 59th Street, 22nd Floor
New York, NY 10022
Facsimile No: (212) 202-5022

INFORMATION ON CONSENTING STOCKHOLDER

Pursuant to the Company’s Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the outstanding shares of the Company entitled to vote (i.e. the “Voting Shares”) is required to affect the action described herein.  The Company’s Articles of Incorporation, as amended, do not authorize cumulative voting for these matters.  As of the record date, the Company had the equivalent of 99,472,933 shares of common stock (“Common Stock”) issued and outstanding and no shares of Preferred Stock issued and outstanding.  One stockholder of record owning an aggregate of 71,428,571 Voting Shares on the Record Date, representing approximately 71.8% of the Voting Shares, voted in favor of the actions described herein in a written consent dated January 31, 2011, attached hereto as Exhibit 1.  No consideration was paid for the consent of the stockholder.  The consenting stockholder’s name, affiliation with the Company and beneficial holdings are as follows:

Name	Affiliation	Voting Shares	Percentage

Paragon Capital LP (1)	Stockholder	71,428,571	71.8%

Total			71.8%

(1)	Alan Donenfeld serves as the Company’s sole officer and director. Alan P. Donenfeld is also the Managing Member of Paragon Capital Advisors LLC, which is the General Partner of Paragon Capital LP.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

The sole officer and director of the Company, Alan Donenfeld, is also the Managing Member of Paragon Capital Advisors LLC, which is the General Partner of Paragon Capital LP (“Paragon”), the stockholder of the Company owning a majority of the Voting Shares and voting in favor of the actions described herein.  Paragon beneficially owns an aggregate of 246,428,571 shares of the Common Stock of the Company, which includes 71,428,571 shares of Common Stock and warrants to purchase an aggregate of 175,000,00 shares of Common Stock (the “Warrants”).  As of the date of this Information Statement, the Company has an aggregate of 527,067 shares of Common Stock available for issuance. As a result, should Paragon exercise the Warrants in excess of 527,067 shares of Common Stock, the Company would not have available for issuance such number of shares of Common Stock underlying the Warrants as shall be required to exercise all of the Warrants.  Paragon has agreed not to exercise the Warrants unless the Company shall have enough shares of Common Stock authorized and available for issuance upon the exercise of the Warrants.  If the actions described herein are effected, the Company shall have enough shares of Common Stock available for issuance upon the exercise of the Warrants.

PROPOSALS BY SECURITY HOLDERS

None.

DISSENTERS’ RIGHT OF APPRAISAL

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by (i) each named executive officer, (ii) each member of our board of directors, (iii) each person deemed to be the beneficial owner of more than 5% of our Common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock listed as owned by such person. The address of each person is deemed to be the address of the issuer unless otherwise noted.  The percentage of Common Stock held by each listed person is based on 99,472,933 shares of Common Stock issued and outstanding as of the date of this Information Statement. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Alan P. Donenfeld (1)	246,428,571(2)	89.78%

Paragon Capital LP	246,428,571(2)	89.78%

Scott Goldsmith (3)	12,282,500(4)	11.22%

All officers and directors as a group (1 individual)	246,428,571	89.78%

(1)	Alan Donenfeld serves as the Company’s sole officer and director.

(2)
Represents 71,428,571 shares of Common Stock and warrants to purchase up to an aggregate of 175,000,000 shares of Common Stock owned by Paragon Capital LP (“Paragon”). Paragon has agreed not to exercise warrants to the extent that the issuance of the shares of Common Stock underlying the warrants will exceed the Company’s authorized shares of Common Stock.  Alan P. Donenfeld, our sole officer and director, is the Managing Member of Paragon Capital Advisors LLC, which is the General Partner of Paragon.

(3)	Scott Goldsmith is the Company’s former President and CEO and a former director.

(4)	Represents 2,282,500 shares of Common Stock owned of record by Scott Goldsmith and warrants to purchase up to an aggregate of 10,000,000 shares of Common Stock.

CHANGE IN CONTROL

None.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDER

The Board of Directors (the “Board”) and the consenting stockholder have approved a resolution giving the Board of Directors discretionary authority to amend the Company’s Articles of Incorporation to:

(1)   effect a one for one hundred (1:100) reverse stock split of the Common Stock of the Company (the “Reverse Split”) at any time during the next twelve months or prior to the next annual meeting of stockholders, whichever occurs first; and

(2)   change the par value of the capital stock of the Company such that the Company shall have authorized for issuance 100,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share at any time during the next twelve months or prior to the next annual meeting of stockholders, whichever occurs first (the “Par Value Change”).

The amendment to the Articles of Incorporation with respect to the Reverse Split and Par Value Change will be referred to in this Information Statement as the “Amendment”. The proposed form of the Amendment is attached to this Information Statement as Exhibit A to the resolutions approving the Reverse Split and the Par Value Change, which resolutions are attached to this Information Statement as Exhibit 1.  The Amendment will become effective on the date it is filed with the Secretary of State of Nevada, which date will be selected by the Board on or prior to the Company’s next annual meeting of stockholders.  Under Federal securities laws, the Company cannot file the Amendment until at least 20 days after the mailing of this Information Statement.  The Board of Directors reserves the right to forego or postpone filing the Amendment if such action is determined not to be in the best interests of the Company and its stockholders.  If the Reverse Split and Par Value Change is not effected by the Board of Directors on or before the next annual meeting of stockholders, the authority to file the Amendment and effect the Reverse Split and Par Value Change will lapse.

ACTION 1
REVERSE SPLIT

If the Reverse Split is effected by the Board of Directors, then upon filing the Amendment with the Secretary of State of Nevada, the Company will continue to have 100,000,000 shares of Common Stock authorized for issuance but the number of outstanding shares of the Company’s Common Stock will be reduced from approximately 99.5 million shares to approximately 994,729 shares.  Each stockholder entitled to a fractional share of the Company’s Common Stock as a result of the Reverse Split will receive a whole share of the Company’s Common Stock in lieu of the fractional share.  Once the Company files the Amendment, the Company will have approximately 98 million authorized but unissued shares of Common Stock available for issuance.

The authorized but unissued shares of Common Stock will be available for issuance from time to time as may be deemed advisable by the Board of Directors for various purposes including, but not limited to, the issuance of Common Stock in connection with the exercise of outstanding warrants or other convertible or derivative securities that may be issued by the Company, the issuance of Common Stock in financing or acquisition transactions and the issuance of Common Stock to consultants, contractors or employees.  The Company’s Board of Directors will be able to authorize the issuance of Common Stock for these transactions without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital.

The Amendment is not intended to have an anti-takeover effect and is not part of any series of anti-takeover measures included in the Articles of Incorporation or the bylaws of the Company in effect on the date of this Information Statement.  However, the additional authorized and unissued shares of Common Stock could be issued to make any attempt to gain control of the Company or the Board of Directors more difficult or time consuming and to make it more difficult to remove management.  (See “Effect of Reverse Split and Potential Anti-Takeover Effect” below).

Criteria for Determining the Split Ratio

The Board determined the split ratio based upon a review of the capital structure of the Company, including shares and convertible instruments outstanding, share price, general market conditions and the potential benefits that may result from the Reverse Split.

The Reverse Stock Split

The following table reflects the number of shares of Common Stock that would be outstanding as a result of the Reverse Split and the approximate percentage reduction in the number of outstanding shares based on 99,472,933 shares of Common Stock that are anticipated to be outstanding on the date of the Reverse Split.

Proposed Reverse Split Ratio	Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Split

1-for-100 reverse split	99.0%	994,729

Effectiveness of the Reverse Stock Split and Mechanism for Share Exchange

The Reverse Split will become effective with the filing of the Amendment with the Nevada Secretary of State.  The Board of Directors may abandon the Amendment if the directors determine that it is in the best interests of the Company and our stockholders to do so.  The Company must file the Amendment on or before the date of the next annual meeting of the Company’s stockholders.  If the Company fails to file the Amendment on or before that date, the authority to do so will lapse.

Upon filing the Amendment (the “Split Effective Date”), each 100 shares of the Company’s Common Stock issued and outstanding or held as unissued immediately prior to the Split Effective Date (the “Old Common Stock”) will automatically, without any action on the part of the holder thereof, be reclassified and changed into 1 share of Common Stock which the Company will be authorized to issue immediately following the Split Effective Date (the "New Common Stock"). If any conversion of Old Common Stock would create a fractional share, the fractional share will be disregarded and the number of shares of Common Stock issuable upon the conversion, in the aggregate, will be rounded up to the nearest whole number of shares of Common Stock.

The table below illustrates, as of the date of this Information Statement, the number of shares of Common Stock that are issued and outstanding, the number of shares of Common Stock available for issuance and the number of shares of Common Stock that are authorized.

Number of Shares Outstanding	Number of Shares Available for Issuance	Number of Shares Authorized

99,472,933	527,067	100,000,000

Giving effect to the Reverse Split and assuming no change to the number of shares of Common Stock that are issued and outstanding on the date of this Information Statement, the table below illustrates the number of shares of Common Stock that will be issued and outstanding, the number of shares of Common Stock that will be available for issuance and the number of shares of Common Stock.

Number of Shares Outstanding	Number of Shares Available for Issuance	Number of Shares Authorized

994,729	99,005,271	100,000,000

Other than as we may be required to issue shares of Common Stock if holders of our warrants exercise them, we have no plans, proposals or arrangements to issue the additional shares that will be unreserved and available for issuance as a result of the Reverse Split.  We currently have outstanding warrants for the purchase of 185,000,000 shares of Common Stock.  All outstanding warrants will be proportionately reduced as a result of the Reverse Split. After giving effect to the Reverse Split, and assuming no change to the number of warrants that are issued and outstanding as of the date of this Information Statement we will have warrants for the purchase of approximately 1,850,000 shares of Common Stock outstanding.

Effect of Reverse Split and Potential Anti-Takeover Effect

Management does not anticipate that our financial condition, the percentage ownership of the Company’s Common Stock by management, the number of our stockholders, or any aspect of our business will materially change as a result of the Reverse Split.  Because the Reverse Split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock, the proposed Reverse Split will not alter the relative rights and preferences of existing stockholders.  However, as noted above, the number of authorized shares of Common Stock will remain at 100,000,000, but the number of shares of Common Stock outstanding will be decreased.  As a result, we could potentially issue a total of approximately 99 million additional shares of Common Stock, as opposed to a total of approximately 527,067 additional shares of Common Stock that would have been available to issue had the Reverse Split not occurred.

Because over 50% of our Common Stock is beneficially owned by Mr. Donenfeld, our sole director and executive officer, the increase in our authorized shares will not be used by management to make it more difficult or to discourage a future merger, tender offer or proxy contest or the removal of incumbent management.  This proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Neither our Articles of Incorporation nor our bylaws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to our Articles of Incorporation or bylaws to institute anti-takeover provisions.  We do not presently have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

Advantages and Disadvantages of the Reverse Split

Management believes that the Reverse Split may result in an increase to the trading price of the Company’s Common Stock and enhance its marketability to the financial community. The potential increases in the trading price and greater interest from the financial community could ultimately improve the trading liquidity of the Company’s Common Stock.

In addition, as a shell company, management believes the Reverse Split will make the Company more attractive to a potential private operating business that could be interested in combining with us for the benefit of obtaining public trading status.  In order to effect such a combination, it is likely the Company will need to issue a substantial number of shares of Common Stock.  Currently the Company does not have the shares available to enter into any such transaction.

A potential disadvantage to the Reverse Stock Split is that we may issue the additional shares of Common Stock, which could substantially dilute the Common Stock holdings of our existing stockholders.

Action 2
PAR VALUE CHANGE

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, 2,000,000 shares of preferred stock, par value $0.01 per share and 8,000,000,000 shares of preferred stock, par value $0.001 per share.  The Amendment amends the par value of the authorized capital stock of the Company so that the Company shall have 100,000,000 shares of common stock, par value $.0001 and 10,000,000 shares of preferred stock, par value $.0001 authorized. Management believes the decrease in par value will provide it greater flexibility in structuring purchases and sales of its Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only.  Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the United States federal income tax laws as of the date of this Information Statement.  Such laws are subject to change retroactively as well as prospectively.  This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder as a result of the Reverse Split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss.  The aggregate tax basis of the shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged.  The stockholder’s holding period for the shares received in the Reverse Split will include the period during which the stockholder held the shares surrendered as a result of the Reverse Split.  The Company’s views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

AVAILABLE INFORMATION

For more detailed information regarding the Company, including financial statements, you may refer to our most recent Form 10-K for the period ended April 30, 2010, as well as our recent quarterly and periodic filings with the Securities and Exchange Commission ("SEC"). This information may be found free of charge on the SEC's EDGAR database at http://www.sec.gov.

EXHIBIT 1

WRITTEN CONSENT OF THE MAJORITY STOCKHOLDER
OF
PREVENTION INSURANCE.COM
a Nevada corporation

IN LIEU OF A SPECIAL MEETING OF SHAREHOLDERS

The undersigned, constituting the holder of more than fifty percent (50%) of the outstanding common stock, $0.01 par value per share (the “Common Stock”) of Prevention Insurance.com, a Nevada corporation (the “Corporation”), acting pursuant to the authority granted by the Nevada Revised Statutes and the Bylaws of the Corporation, do hereby adopt the following resolutions by written consent as of January 31, 2011:

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND CHANGE IN PAR VALUE

WHEREAS, the Board of Directors of the Corporation (the “Board”) has considered and unanimously approved a one for one hundred reverse split of the Corporation’s shares of Common Stock, to be effected, as the Board deems prudent and advisable, at any time during the next twelve months or prior to the next Annual Meeting of Stockholders, whichever comes first (the “Reverse Stock Split”); and

WHEREAS, the Board has considered and unanimously approved a change in the par value of the authorized capital stock of the Corporation, so that the par value of the Common Stock and preferred stock of the Corporation shall equal $0.0001, which change in par value shall be effected, as the Board deems prudent and advisable, at any time during the next twelve months or prior to the next Annual Meeting of Stockholders, whichever comes first (“Par Value Change”); and

WHEREAS, the Board has considered and unanimously approved the proposed Certificate of Amendment to the Articles of Incorporation substantially in the form attached hereto as Exhibit A (the “Amendment”), in order to effect the Reverse Stock Split and the Par Value Change; and

WHEREAS, the Board has determined that approval of the Reverse Stock Split, the Par Value Change and the form of Amendment are advisable and in the best interests of the Corporation and its stockholders and has asked the undersigned, as the Corporation’s majority stockholder, to approve the Reverse Stock Split, the Par Value Change and the Amendment.

NOW, THEREFORE, BE IT VOTED BY THE UNDERSIGNED, that the Reverse Stock Split, the Par Value Change and the Amendment are hereby ratified, adopted and approved by the undersigned and the undersigned further affirms, ratifies and approves the filing of the Amendment to effect the Reverse Stock Split and Par Value Change at any time during the next twelve months or prior to the next Annual Meeting of Stockholders, whichever comes first, if the Board deems it to be in the best interest of the stockholders.

This Written Consent shall be added to the corporate records of the Corporation and made a part thereof, and the votes set forth below shall have the same force and effect as if adopted at a meeting duly noticed and held.

This Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document.  All counterparts shall be construed together and shall constitute a single Written Consent as of the date of the final signature hereto.

This Written Consent may be revoked by the undersigned at any time prior to the time upon which written consents of the number of shares required to authorize the above proposed actions have been filed with the Secretary of the Corporation.

STOCKHOLDERS:

Paragon Capital LP
Name of Stockholder

Alan P. Donenfeld
Representative

Partner
Title

/s/ Alan P. Donenfeld
Signature

Shares Held: 71,428,571 shares of common stock

CERTIFICATE OF VOTING CONTROL

I, Paragon Capital LP, the below executing shareholder, do hereby represent, warrant and certify to the Corporation, that I have the sole and full right, power and authority, to exercise sole voting, investment and control over the shares of Common Stock of the Corporation so voted by me, acting alone, in the foregoing Written Consent.

By: /s/ Alan P. Donenfeld
Name: Alan P. Donenfeld
Common Stock Shareholder
Dated: 1/31/11
Number of Shares Voted: 71,428,571

EXHIBIT A

CERTIFICATE OF AMENDENT OF ARTICLES OF INCORPORATION OF
PREVENTION INSURANCE.COM

Alan P. Donenfeld hereby certifies that:

1.	He is the President and the Secretary of PREVENTION INSURANCE.COM, a Nevada corporation (the “Corporation”).

2.	Article FOURTH of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

“FOURTH:

General

This Corporation shall be authorized to issue a total of One Hundred and Ten Million 110,000,000 shares of all classes of stock.  Of such total number of shares of stock, One Hundred Million (100,000,000) shares are authorized to be Common Stock, each of which shall have a par value of $0.0001 (“Common Stock”), and Ten Million (10,000,000) shares authorized to be Preferred Stock, each of which shares shall have a par value of $0.0001 per share (“Preferred Stock”).

Reverse Stock Split

Upon filing this Certificate of Amendment to the Articles of Incorporation of the Corporation (the “Split Effective Date”), each one hundred (100) shares of Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held as unissued immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically without any action on the part of the holder thereof, be reclassified and changed into one (1) share of common stock, par value $0.0001 per share, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock"). If any conversion of Old Common Stock hereunder would create a fractional share, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon such conversion, in the aggregate, shall be rounded up to the nearest whole number of shares of Common Stock.”

3.	The foregoing amendment to the Articles of Incorporation of the Corporation has been duly approved by the Corporation’s Board of Directors.

4.
The total number of outstanding common stock of the corporation entitled to vote on the record date was 99,472,933.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

DATE:                    , 2011
___________________________________
Alan P. Donenfeld, President and Secretary